Exhibit 3.01

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
OKLAHOMA GAS AND ELECTRIC COMPANY
(AS AMENDED AS OF MAY 19, 2011)

The original certificate of incorporation of the undersigned, Oklahoma Gas and Electric Company (which certificate was designated Patent), was originally filed with the Secretary of Oklahoma Territory on February 27, 1902.  The undersigned, Oklahoma Gas and Electric Company, pursuant to the provisions of the General Corporation Act of the State of Oklahoma, does hereby file this Amended and Restated Certificate of Incorporation of said Company:

I.

That the name of this corporation shall be “Oklahoma Gas and Electric Company.”  The address of its Registered Office in the State of Oklahoma is 321 North Harvey Avenue, in the City of Oklahoma City, County of Oklahoma and the name of its Registered Agent at such address is Patricia D. Horn.

II.

The purposes for which this corporation is formed are:

To manufacture, distribute and sell gas for light, heat and power.

To generate, distribute and sell electricity for light, heat and power.

To construct, purchase, sell, lease, operate and maintain gas and electric plants, buildings, constructions, machinery appliances, equipments, easements and appurtenances for the manufacture and distribution and the generation and distribution of gas and electricity for  light, heat and power.

To construct, purchase, lease, operate and maintain pipe lines, pole lines, underground conductors and conduits, and subways for containing the same, for transmitting and distributing gas and electricity for light, heat and power.

To purchase, lease and otherwise acquire, hold and use, and to sell, lease and mortgage or otherwise dispose of, all real property, including coal and other lands requisite or desirable for carrying out the purposes or any of them above mentioned.

To contract with cities, towns and other municipalities and with persons, firms and corporations for the supply of light, heat and power.

To acquire by grant, assignment, license or otherwise and to use and dispose of, rights to inventions and discoveries relating to any of the purposes above mentioned.

To acquire by purchase or otherwise, and to own, hold, use, enjoy, enforce, and to sell, pledge, hypothecate or otherwise dispose of, any governmental, state, county or municipal bonds, obligations or warrants; also stocks, bonds, debentures, mortgages, warrants, or other obligations, securities or evidences of title, interest or indebtedness made or issued by any person, partnership joint stock company or corporation, private or municipal, with power to endorse or guarantee the payment thereof.

To grant, bargain, sell, assign, transfer, convey, bond, lease, pledge, hypothecate, or otherwise encumber or dispose of all or any part of its franchises and property, real, personal or mixed, and of any right, title or interest therein or thereto as and whenever its directors may see fit and determine.

To engage in any other lawful act or activity for which corporations may be organized under the Oklahoma General Corporation Act.

And to do any and all acts and things necessary, expedient or proper, relating to the aforesaid objects or any of them.

III.

The place where its principal business is to be transacted is at Oklahoma City, in Oklahoma County, State of Oklahoma.

IV.

The period of duration of this corporation shall be perpetual.

V.

The total number of shares which the corporation shall have authority to issue is 100,000,000 shares of Common Stock, par value $2.50 per share.

VI.

A.  Election and Terms of Directors.  The directors elected at or prior to the annual meeting of stockholders in 2010 shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, with each class of directors to serve for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified, subject to earlier death, resignation or removal.  At each annual meeting of stockholders of the corporation after the annual meeting of stockholders in 2010, the directors shall be elected for terms expiring at the next annual meeting of stockholders and until their successors are elected and qualified, subject to earlier death, resignation or removal; provided that the directors elected at or prior to the 2010 annual meeting of stockholders shall continue to serve until their terms expire.  In each case, directors shall hold office until their successors are elected and qualified.

B.  Newly Created Directorships and Vacancies.  Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors.  Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C.  Removal.  Any director may be removed from office, with or without cause, only by the affirmative vote of the holders of at least a majority of the then outstanding shares of the corporation’s stock entitled to vote generally, voting together as a single class.

VII.

Except as otherwise required by Oklahoma law, any action required or permitted to be taken by the stockholders of the corporation may be effected without a meeting by a consent signed in writing by holders of the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

VIII.

The Board of Directors shall have power to adopt, amend and repeal the By-laws of the corporation to the maximum extent permitted from time to time by Oklahoma law; provided, however, that any By-laws adopted by the Board of Directors under the powers conferred hereby may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto.

IX.

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 1053 of the Oklahoma General Corporation Act, or (iv) for any transaction from which the director derived any improper personal benefit.  If the Oklahoma General Corporation Act is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Oklahoma General Corporation Act, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

X.

A.  Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director, officer or employee of the corporation or is or was serving at the request of the corporation as a director, officer of employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer of employee, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Oklahoma General Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer or employee and shall inur to the benefit of the indemnitee’s heirs, executor and administrators; provided, however, that, except as provided in Section B of this Article X with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation.  Any person who is or was a director or officer of a subsidiary of the corporation shall be deemed to be serving in such capacity at the request of the corporation for purposes of this Article X. The right to indemnification conferred in this Article shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Oklahoma General Corporation Act requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service with respect to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter, a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.  The rights to indemnification and advancement of expenses conferred in this Section A shall be a contract right.

B.  Right of Indemnitee to Bring Suit. If a claim under Section A of this Article X is not paid in full by the corporation within sixty days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee also shall be entitled to be paid the expense of prosecuting or defending such suit.  In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and in (ii) any suit by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking the corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Oklahoma General Corporation Act.  Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Oklahoma General Corporation Act, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit.  In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified or to such advancement of expenses under this Article X or otherwise shall be on the corporation.

C.  Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Amended and Restated Certificate of Incorporation, any By-law, any

agreement, any vote of stockholders or disinterested directors or otherwise.

D.  Insurance.  The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Oklahoma General Corporation Act.

E.  Indemnification of Agents.  The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any agent of the corporation and to any person serving at the request of the corporation as an agent of another corporation or of a partnership, joint venture, trust or other enterprise to the fullest extent of the provisions of this Article X with respect to the indemnification and advancement of expenses of directors, officers and employees of the corporation.

F.  Repeal or Modification.  Any repeal or modification of any provision of this Article X by the stockholders of the corporation shall not adversely affect any rights to indemnification and to advancement of expenses that any person may have at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.